Exhibit 99.1

Concho Resources Inc. Reports Second Quarter 2013 Financial and Operating Results

MIDLAND, Texas--(BUSINESS WIRE)--August 7, 2013--Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today reported financial and operating results for the three and six months ended June 30, 2013. Highlights for the three months ended June 30, 2013 include:

  Production from continuing operations of 8.3 million barrels of oil equivalent (“MMBoe”) for the second quarter of 2013, a 30% increase over the second quarter of 2012 and a 7% increase over the first quarter of 2013
  Net income of $84.7 million, or $0.81 per diluted share, for the second quarter of 2013, as compared to net income of $319.3 million, or $3.07 per diluted share, for the second quarter of 2012
  Adjusted net income1 (non-GAAP) of $102.5 million, or $0.98 per diluted share, for the second quarter of 2013, as compared to $80.5 million, or $0.78 per diluted share, for the second quarter of 2012
  EBITDAX2 (non-GAAP) of $424.8 million for the second quarter of 2013, as compared to $327.4 million for the second quarter of 2012

1 Adjusted net income (non-GAAP) is comparable to securities analyst estimates. For an explanation of how the Company calculates and uses adjusted net income (non-GAAP) and a reconciliation of net income (GAAP) to adjusted net income (non-GAAP), please see "Supplemental Non-GAAP Financial Measures" below.

2 For an explanation of how the Company calculates and uses EBITDAX (non-GAAP) and a reconciliation of net income (GAAP) to EBITDAX (non-GAAP), please see "Supplemental Non-GAAP Financial Measures" below.

Second Quarter 2013 Financial Results

Production from continuing operations for the second quarter of 2013 totaled 8.3 MMBoe (5.2 million barrels of oil (“MMBbls”) and 18.6 billion cubic feet of natural gas (“Bcf”)), an increase of 30% as compared to 6.4 MMBoe (3.9 MMBbls and 14.9 Bcf) produced in the second quarter of 2012 and an increase of 7% as compared to the 7.7 MMBoe (4.8 MMBbls and 17.8 Bcf) produced in the first quarter of 2013.

“Our performance during the second quarter of 2013 was exceptional and highlights the quality of our assets across the resource-rich Delaware and Midland Basins,” commented Tim Leach, Concho’s Chairman, CEO and President. “Our Delaware Basin asset is now our largest producing core area, a milestone that took just a little over two years to achieve. Production from our horizontal Delaware Basin grew 37% over the previous quarter driven by our industry-leading well results in both the northern and southern Delaware Basin. We have also drilled some of the industry’s best horizontal wells in our core Wolfberry position in the Midland Basin and will expand that activity through the rest of the year.”

For the second quarter of 2013, the Company reported net income of $84.7 million, or $0.81 per diluted share, as compared to net income of $319.3 million, or $3.07 per diluted share, for the second quarter of 2012. The Company’s second quarter 2013 results were impacted by several non-cash and unusual items including: (1) a $68.7 million unrealized mark-to-market gain on commodity derivatives, (2) a $65.4 million impairment of long-lived assets primarily relating to non-core natural gas New Mexico Shelf properties, (3) $2.9 million of leasehold abandonments and (4) a $28.6 million loss on the extinguishment of debt. Excluding these items and their tax effects, second quarter 2013 adjusted net income (non-GAAP) was $102.5 million, or $0.98 per diluted share. Excluding similar non-cash and unusual items and their tax impact, adjusted net income (non-GAAP) for the second quarter of 2012 was $80.5 million, or $0.78 per diluted share. For a description and a reconciliation of net income (GAAP) to adjusted net income (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

EBITDAX was $424.8 million in the second quarter of 2013, an increase of 30% from $327.4 million reported in the second quarter of 2012 and an increase of 25% from the $340.7 million reported in the first quarter of 2013. For a description and a reconciliation of net income (GAAP) to EBITDAX (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Oil and natural gas sales from continuing operations for the second quarter of 2013 increased 40% when compared to the second quarter of 2012. This increase was attributable to a 5% increase ($4.28 per barrel) in the Company’s unhedged realized oil price, a 13% increase ($0.59 per Mcf) in the Company’s unhedged realized natural gas price, and a 30% increase in production from continuing operations.

Oil and natural gas production expense from continuing operations for the second quarter of 2013, including oil and natural gas taxes, totaled $107.2 million, or $12.93 per barrel of oil equivalent (“Boe”), a 1% increase per Boe from the second quarter of 2012. This increase was due primarily to higher oil and natural gas taxes, which averaged $5.68 per Boe in the second quarter of 2013 as compared to $5.27 in the second quarter of 2012, as a result of higher oil and natural gas prices. This was partially offset by lower lease operating expenses and workover costs, which averaged $7.25 per Boe in the second quarter of 2013 as compared to $7.57 per Boe in the second quarter of 2012.

Depreciation, depletion and amortization (“DD&A”) expense from continuing operations for the second quarter of 2013 totaled $188.7 million, or $22.75 per Boe, a 9% increase per Boe from the second quarter of 2012. This increase in the Company’s DD&A rate is primarily driven by higher cost, exploratory horizontal drilling activity in the Delaware Basin.

In the second quarter of 2013, the Company recognized a $65.4 million impairment of long-lived assets on non-core, natural gas properties in the New Mexico Shelf asset. The impairment of these assets was primarily due to downward adjustments to the economically recoverable proved reserves associated with declines in well performance and a reduction in estimated realized natural gas prices.

General and administrative expense (“G&A”) from continuing operations for the second quarter of 2013 totaled $41.0 million, or $4.94 per Boe, as compared to $32.5 million, or $5.09 per Boe, in the second quarter of 2012. Cash G&A for the second quarter of 2013 totaled $32.4 million and stock-based compensation (non-cash) totaled $8.6 million. The decrease in per Boe expense for the second quarter of 2013 over the second quarter of 2012 was primarily due to a 30% increase in production from continuing operations, and was partially offset by a 26% increase in absolute G&A expenses.

In the second quarter of 2013, the Company tendered for and subsequently redeemed all of the $300 million 8.625% senior notes due 2017 at a premium to par. In part to finance this tender and redemption, the Company completed the issuance of an $850 million add-on offering to the Company’s 5.5% senior notes due in 2023 at 103.75 percent of par (resulting in a 4.884% yield) with the remaining proceeds used to repay amounts outstanding under its credit facility. As a result of the tender and redemption, the Company recognized a loss on the extinguishment of debt of $28.6 million.

The Company’s cash flows from operating activities (GAAP) were $487.1 million for the first six months of 2013, as compared to $611.0 million for the first six months of 2012, a decrease of 20%. Adjusted cash flows (non-GAAP), which are cash flows from operating activities (GAAP) adjusted for settlements paid on or received from derivatives not designated as hedges, were $494.7 million for the first six months of 2013, as compared to $587.3 million for the first six months of 2012, a decrease of 16%. For a description of the use of adjusted cash flows (non-GAAP) and for a reconciliation of cash flows from operating activities (GAAP) to adjusted cash flows (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

In the second quarter of 2013, the Company collected net cash receipts on derivatives not designated as hedges of $1.6 million and the non-cash unrealized mark-to-market gain on derivatives not designated as hedges was $68.7 million. In comparison, the Company collected net cash receipts of $8.3 million on derivatives not designated as hedges and reported an $394.8 million non-cash unrealized mark-to-market gain on derivatives not designated as hedges in the second quarter of 2012. To better understand the impact of the Company’s derivative positions and their impact on the statements of operations, please see the “Summary Production and Price Data” and “Derivatives Information” tables at the end of this press release.

Operations

For the quarter ended June 30, 2013, the Company commenced the drilling of or participated in a total of 196 gross wells (144 operated). The Company had a 100% success rate on the 245 wells that were completed in the second quarter of 2013.

The table below summarizes the Company’s gross drilling activities by core area for the second quarter of 2013:

	2Q 2013
	Total Wells	Operated Wells	Completed Wells

New Mexico Shelf	74	39	96
Texas Permian	70	70	91
Delaware Basin	52	35	58
Total	196	144	245

Currently, the Company is operating 25 drilling rigs; 1 of these rigs is drilling in the New Mexico Shelf, 11 are drilling in the Texas Permian and 13 are drilling in the Delaware Basin. Of the Company’s 25 operated rigs, 18 are drilling horizontally, including 1 in the New Mexico Shelf, 4 in the Texas Permian and 13 in the Delaware Basin.

Delaware Basin

Of the 52 wells drilled in the Delaware Basin, 42 were Bone Spring sands wells, 2 were Avalon shale wells and 8 were Wolfcamp shale wells. The Company’s net production in the second quarter of 2013 from horizontal Delaware Basin wells averaged approximately 31,700 Boepd, a 128% increase over the second quarter of 2012 and an increase of 37% over the first quarter of 2013.

Credit Facility

At June 30, 2013, the Company had borrowings outstanding under the credit facility of $76.1 million, and availability under the credit facility was approximately $2.4 billion.

Derivative Update

The Company maintains an active crude oil and natural gas hedging program and has continued to add to its derivative positions. Please see the “Derivatives Information” table at the end of this press release for more detailed information about the Company’s current derivative positions.

Guidance Update

The Company is adjusting its full-year 2013 DD&A guidance to reflect increased capital allocation to its exploratory drilling activity in the Delaware Basin. The revised guidance range for full-year 2013 DD&A is $22.00 to $24.00 per Boe.

Conference Call and Presentation Information

The Company will host a conference call on Thursday, August 8, 2013 at 9:00 a.m. Central Time to discuss the second quarter 2013 financial and operating results, with an accompanying presentation. Interested parties may listen to the conference call via the Company’s website at www.concho.com or by dialing (800) 299-8538 (passcode: 42836569). The presentation is available on the Company’s website. To access the presentation, visit www.concho.com and select “Investor Relations,” then “Presentations.”

A replay of the conference call will be available on the Company’s website or by dialing (888) 286-8010 (passcode: 75921452).

About Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties. The Company's operations are focused in the Permian Basin of Southeast New Mexico and West Texas. For more information, visit Concho’s website at www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company's future financial position, operations, performance, production growth, returns, divestitures, capital expenditure budget, the timing and estimated proceeds of the closing of the sale of the non-core properties, oil and natural gas reserves, number of identified drilling locations, drilling program, derivative activities, costs and other guidance. These statements are based on certain assumptions made by the Company based on management's experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the "Risk Factors" section of the Company's most recent Form 10-K filing and risks relating to declines in the prices Concho receives for the Company’s oil and natural gas; uncertainties about the estimated quantities of reserves; risks related to the integration of acquired assets; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; drilling and operating risks; the adequacy of the Company’s capital resources and liquidity; risks related to the concentration of the Company’s operations in the Permian Basin; the results of the Company’s hedging program; weather; litigation; shortages of oilfield equipment, services and qualified personnel and increases in costs for such equipment, services and personnel; uncertainties about the Company’s ability to replace reserves and economically develop the Company’s current reserves; competition in the oil and natural gas industry; and other important factors that could cause actual results to differ materially from those projected.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Concho Resources Inc.
Consolidated Balance Sheets
Unaudited

	June 30,	December 31,
(in thousands, except share and per share amounts)	2013	2012
Assets
Current assets:
Cash and cash equivalents	$47	$2,880
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	224,228	198,053
Joint operations and other	278,787	202,738
Derivative instruments	17,359	35,942
Prepaid costs and other	19,009	19,269
Total current assets	539,430	458,882
Property and equipment:
Oil and natural gas properties, successful efforts method	10,422,837	9,455,599
Accumulated depletion and depreciation	(1,979,566)	(1,565,316)
Total oil and natural gas properties, net	8,443,271	7,890,283
Other property and equipment, net	105,551	103,141
Total property and equipment, net	8,548,822	7,993,424
Deferred loan costs, net	79,687	77,609
Intangible asset - operating rights, net	29,345	30,076
Inventory	21,178	20,611
Noncurrent derivative instruments	17,955	2,769
Other assets	6,987	6,066
Total assets	$9,243,404	$8,589,437

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable:
Trade	$19,982	$31,144
Related parties	455	185
Bank overdrafts	59,019	24,275
Revenue payable	161,987	162,073
Accrued and prepaid drilling costs	441,904	351,919
Derivative instruments	6,186	1,584
Deferred income taxes	210	8,566
Other current liabilities	153,366	160,340
Total current liabilities	843,109	740,086
Long-term debt	3,457,770	3,101,103
Deferred income taxes	1,248,508	1,186,621
Noncurrent derivative instruments	334	12,049
Asset retirement obligations and other long-term liabilities	94,417	83,382
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 105,121,742 and 104,668,427 shares issued at June 30, 2013 and December 31, 2012, respectively	105	105
Additional paid-in capital	2,004,300	1,982,714
Retained earnings	1,605,356	1,490,563
Treasury stock, at cost; 123,350 and 86,861 shares at June 30, 2013 and December 31, 2012, respectively	(10,495)	(7,186)
Total stockholders’ equity	3,599,266	3,466,196
Total liabilities and stockholders’ equity	$9,243,404	$8,589,437

Concho Resources Inc.
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2013	2012	2013	2012

Operating revenues:
Oil sales	$466,611	$335,095	$859,819	$719,058
Natural gas sales	96,175	68,066	175,094	157,887
Total operating revenues	562,786	403,161	1,034,913	876,945
Operating costs and expenses:
Oil and natural gas production	107,219	82,100	208,064	163,677
Exploration and abandonments	8,398	14,398	26,805	20,377
Depreciation, depletion and amortization	188,730	133,267	357,150	260,530
Accretion of discount on asset retirement obligations	1,442	901	2,836	1,742
Impairments of long-lived assets	65,375	-	65,375	-
General and administrative (including non-cash stock-based compensation of $8,588 and $7,347 for the three months ended June 30, 2013 and 2012, respectively, and $15,355 and $13,475 for the six months ended June 30, 2013 and 2012, respectively)	40,991	32,523	84,284	60,502
Gain on derivatives not designated as hedges	(70,324)	(403,050)	(11,307)	(244,957)
Total operating costs and expenses	341,831	(139,861)	733,207	261,871
Income from operations	220,955	543,022	301,706	615,074
Other income (expense):
Interest expense	(54,079)	(41,899)	(106,185)	(77,736)
Loss on extinguishment of debt	(28,616)	-	(28,616)	-
Other, net	244	(535)	135	(1,803)
Total other expense	(82,451)	(42,434)	(134,666)	(79,539)
Income from continuing operations before income taxes	138,504	500,588	167,040	535,535
Income tax expense	(53,351)	(191,707)	(64,328)	(205,322)
Income from continuing operations	85,153	308,881	102,712	330,213
Income (loss) from discontinued operations, net of tax	(453)	10,416	12,081	20,201
Net income	$84,700	$319,297	$114,793	$350,414
Basic earnings per share:
Income from continuing operations	$0.81	$3.00	$0.98	$3.20
Income (loss) from discontinued operations, net of tax	-	0.10	0.12	0.20
Net income	$0.81	$3.10	$1.10	$3.40
Diluted earnings per share:
Income from continuing operations	$0.81	$2.97	$0.98	$3.18
Income (loss) from discontinued operations, net of tax	-	0.10	0.11	0.20
Net income	$0.81	$3.07	$1.09	$3.38

Concho Resources Inc.
Consolidated Statements of Cash Flows
Unaudited

	Six Months Ended
	June 30,
(in thousands)	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$114,793	$350,414
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	357,150	260,530
Accretion of discount on asset retirement obligations	2,836	1,742
Impairments of long-lived assets	65,375	-
Exploration and abandonments, including dry holes	5,412	11,539
Non-cash stock-based compensation expense	15,355	13,475
Deferred income taxes	50,346	201,398
(Gain) loss on sale of assets, net	(132)	68
Gain on derivatives not designated as hedges	(11,307)	(244,957)
Discontinued operations	(12,250)	18,243
Other non-cash items	14,330	5,837
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(55,577)	7,425
Prepaid costs and other	(661)	(3,160)
Inventory	(647)	(6,385)
Accounts payable	(11,972)	6,549
Revenue payable	12,962	(12,253)
Other current liabilities	(58,884)	500
Net cash provided by operating activities	487,129	610,965
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(880,653)	(949,059)
Additions to other property and equipment	(9,900)	(45,701)
Proceeds from the sale of assets	15,434	4,419
Funds held in escrow	-	(32,606)
Settlements received from (paid on) derivatives not designated as hedges	7,591	(23,624)
Net cash used in investing activities	(867,528)	(1,046,571)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	2,548,475	1,776,500
Payments of debt	(2,194,500)	(1,333,500)
Exercise of stock options	2,068	3,110
Excess tax benefit from stock-based compensation	4,163	10,393
Payments for loan costs	(14,075)	(12,250)
Purchase of treasury stock	(3,309)	(2,566)
Bank overdrafts	34,744	(5,713)
Net cash provided by financing activities	377,566	435,974
Net increase (decrease) in cash and cash equivalents	(2,833)	368
Cash and cash equivalents at beginning of period	2,880	342
Cash and cash equivalents at end of period	$47	$710

Concho Resources Inc.
Summary Production and Price Data
Unaudited

The following table sets forth summary information from the Company’s continuing and discontinued operations concerning production and operating data for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Production and operating data from continuing and discontinued operations:
Net production volumes:
Oil (MBbl)	5,192	4,220	9,959	8,434
Natural gas (MMcf)	18,615	15,619	36,413	31,848
Total (MBoe)	8,295	6,823	16,028	13,742

Average daily production volumes:
Oil (Bbl)	57,055	46,374	55,022	46,341
Natural gas (Mcf)	204,560	171,637	201,177	174,989
Total (Boe)	91,148	74,980	88,552	75,506

Average prices:
Oil, without derivatives (Bbl)	$89.87	$85.62	$86.34	$91.89
Oil, with derivatives (Bbl) (a)	$90.13	$87.51	$87.07	$89.01
Natural gas, without derivatives (Mcf)	$5.17	$4.58	$4.81	$5.20
Natural gas, with derivatives (Mcf) (a)	$5.18	$4.60	$4.82	$5.22
Total, without derivatives (Boe)	$67.85	$63.43	$64.57	$68.45
Total, with derivatives (Boe) (a)	$68.04	$64.65	$65.04	$66.73

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$7.25	$7.52	$7.48	$7.40
Oil and natural gas taxes	$5.68	$5.33	$5.50	$5.68
Depreciation, depletion and amortization	$22.75	$20.73	$22.29	$20.19
General and administrative	$4.94	$4.69	$5.26	$4.32

(a)				Includes the effect of cash settlements received from (paid on) commodity derivatives not designated as hedges and reported in operating costs and expenses. The following table reflects the amounts of cash settlements received from (paid on) commodity derivatives not designated as hedges that were included in computing average prices with derivatives and reconciles to the amount in gain on derivatives not designated as hedges as reported in the statements of operations:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2013	2012	2013	2012

Gain on derivatives not designated as hedges:
Cash receipts from (payments on) oil derivatives	$1,320	$7,963	$7,336	$(24,233)
Cash receipts from natural gas derivatives	255	324	255	609
Unrealized mark-to-market gain on commodity derivatives	68,749	394,763	3,716	268,581
Gain on derivatives not designated as hedges	$70,324	$403,050	$11,307	$244,957

The presentation of average prices with derivatives is a non-GAAP measure as a result of including the cash receipts from (payments on) commodity derivatives that are presented in gain on derivatives not designated as hedges in the statements of operations. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

The following table sets forth summary information from the Company’s continuing operations concerning production and operating data for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Production and operating data from continuing operations:
Net production volumes:
Oil (MBbl)	5,192	3,915	9,959	7,829
Natural gas (MMcf)	18,615	14,872	36,413	30,411
Total (MBoe)	8,295	6,394	16,028	12,898

Average daily production volumes:
Oil (Bbl)	57,055	43,022	55,022	43,016
Natural gas (Mcf)	204,560	163,429	201,177	167,093
Total (Boe)	91,148	70,260	88,552	70,865

Average prices:
Oil, without derivatives (Bbl)	$89.87	$85.59	$86.34	$91.85
Oil, with derivatives (Bbl) (a)	$90.13	$87.63	$87.07	$88.75
Natural gas, without derivatives (Mcf)	$5.17	$4.58	$4.81	$5.19
Natural gas, with derivatives (Mcf) (a)	$5.18	$4.60	$4.82	$5.21
Total, without derivatives (Boe)	$67.85	$63.05	$64.57	$67.99
Total, with derivatives (Boe) (a)	$68.04	$64.35	$65.04	$66.16

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$7.25	$7.57	$7.48	$7.07
Oil and natural gas taxes	$5.68	$5.27	$5.50	$5.62
Depreciation, depletion and amortization	$22.75	$20.85	$22.29	$20.20
General and administrative	$4.94	$5.09	$5.26	$4.68

(a)				Includes the effect of cash settlements received from (paid on) commodity derivatives not designated as hedges and reported in operating costs and expenses. The following table reflects the amounts of cash settlements received from (paid on) commodity derivatives not designated as hedges that were included in computing average prices with derivatives and reconciles to the amount in gain on derivatives not designated as hedges as reported in the statements of operations:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2013	2012	2013	2012

Gain on derivatives not designated as hedges:
Cash receipts from (payments on) oil derivatives	$1,320	$7,963	$7,336	$(24,233)
Cash receipts from natural gas derivatives	255	324	255	609
Unrealized mark-to-market gain on commodity derivatives	68,749	394,763	3,716	268,581
Gain on derivatives not designated as hedges	$70,324	$403,050	$11,307	$244,957

The presentation of average prices with derivatives is a non-GAAP measure as a result of including the cash receipts from (payments on) commodity derivatives that are presented in gain on derivatives not designated as hedges in the statements of operations. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

Concho Resources Inc.
Supplemental Non-GAAP Financial Measures
Unaudited

The following tables provide information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company net income and cash flows from operating activities to exclude certain non-cash and unusual items.

Adjusted Net Income

The following table provides a reconciliation of net income (GAAP) to adjusted net income (non-GAAP) for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2013	2012	2013	2012

Net income - as reported	$84,700	$319,297	$114,793	$350,414

Adjustments for certain non-cash and unusual items:
Unrealized gain on commodity derivatives	(68,749)	(394,763)	(3,716)	(268,581)
Impairments of long-lived assets	65,375	-	65,375	-
Leasehold abandonments	2,940	8,437	7,327	8,557
Loss on extinguishment of debt	28,616	-	28,616	-
Discontinued operations:
(Gain) loss on sale of assets	764	-	(19,599)	-
Tax impact (a)	(11,144)	147,577	(30,031)	99,329
Adjusted net income	$102,502	$80,548	$162,765	$189,719

Adjusted earnings per share:
Basic	$0.98	$0.78	$1.55	$1.84
Diluted	$0.98	$0.78	$1.55	$1.83

(a)	The tax impact is computed utilizing the Company's adjusted statutory effective federal and state income tax rates. The income tax rates for the three and six months ended June 30, 2013 and 2012 were 38.5%, 38.2%, 38.5% and 38.2%, respectively.

Adjusted Cash Flows

The following table provides a reconciliation of cash flows from operating activities (GAAP) to adjusted cash flows (non-GAAP) for the periods indicated:

	Six Months Ended
	June 30,
(in thousands)	2013	2012

Cash flows from operating activities	$487,129	$610,965
Settlements received from (paid on) derivatives not designated as hedges (a)	7,591	(23,624)
Adjusted cash flows	$494,720	$587,341

(a) Amounts are presented in cash flows from investing activities for GAAP purposes.

EBITDAX

EBITDAX (as defined below) is presented herein, and reconciled from the generally accepted accounting principles ("GAAP") measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund exploration and development activities.

The Company defines EBITDAX as net income, plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairment of long-lived assets (5) non-cash stock-based compensation expense, (6) unrealized (gain) loss on derivatives not designated as hedges, (7) (gain) loss on sale of assets, (8) interest expense, (9) loss on extinguishment of debt, (10) federal and state income taxes on continuing operations and (11) similar items listed above that are presented in discontinued operations. EBITDAX is not a measure of net income or cash flows as determined by GAAP.

The Company’s EBITDAX measure (which includes continuing and discontinued operations) provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team, and by other users, of the Company’s consolidated financial statements. For example, EBITDAX can be used to assess the Company’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of the Company’s assets and the Company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of net income to EBITDAX for the periods indicated:

	Three Months Ended	Three Months Ended		Six Months Ended
	March 31,	June 30,		June 30,
(in thousands)	2013	2013	2012	2013	2012

Net income	$30,093	$84,700	$319,297	$114,793	$350,414
Exploration and abandonments	18,407	8,398	14,398	26,805	20,377
Depreciation, depletion and amortization	168,420	188,730	133,267	357,150	260,530
Accretion of discount on asset retirement obligations	1,394	1,442	901	2,836	1,742
Impairments of long-lived assets	-	65,375	-	65,375	-
Non-cash stock-based compensation	6,767	8,588	7,347	15,355	13,475
Unrealized gain on derivatives not designated as hedges	65,033	(68,749)	(394,763)	(3,716)	(268,581)
(Gain) loss of sale of assets, net	5	(137)	(827)	(132)	68
Interest expense	52,106	54,079	41,899	106,185	77,736
Loss on extinguishment of debt	-	28,616	-	28,616	-
Income tax expense from continuing operations	10,977	53,351	191,707	64,328	205,322
Discontinued operations	(12,534)	453	14,185	(12,081)	28,440
EBITDAX	$340,668	$424,846	$327,411	$765,514	$689,523

Concho Resources Inc.
Costs Incurred
Unaudited

The table below provides the costs incurred for the periods indicated:

Costs incurred for oil and natural gas producing activities (a)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2013	2012	2013	2012

Property acquisition costs:
Proved	$652	$5,568	$2,537	$165,615
Unproved	16,945	21,851	44,841	61,207
Exploration	283,254	159,013	549,944	343,496
Development	220,588	192,051	395,310	386,782
Total costs incurred for oil and natural gas properties	$521,439	$378,483	$992,632	$957,100

(a)	The costs incurred for oil and natural gas producing activities includes the following amounts of asset retirement obligations:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2013	2012	2013	2012

Exploration costs	$820	$469	$1,554	$1,267
Development costs	5,832	3,239	7,362	3,283
Total asset retirement obligations	$6,652	$3,708	$8,916	$4,550

Concho Resources Inc.
Derivatives Information
Unaudited

The table below provides data associated with the Company’s derivatives at August 7, 2013:

		2013
		Third Quarter	Fourth Quarter	Total Remaining	2014	2015	2016	2017

Oil Swaps: (a)
	Volume (Bbl)	4,537,000	4,214,000	8,751,000	13,603,000	10,948,000	429,000	168,000
	Price (Bbl)	$95.52	$95.28	$95.40	$91.30	$86.62	$88.31	$87.00

Oil Basis Swaps: (b)
	Volume (Bbl)	3,680,000	3,404,000	7,084,000	3,635,000	-	-	-
	Price (Bbl)	$(1.11)	$(1.12)	$(1.12)	$(0.55)	$-	$-	$-

Natural Gas Swaps: (c)
	Volume (MMBtu)	6,992,000	6,992,000	13,984,000	-	-	-	-
	Price (MMBtu)	$4.25	$4.25	$4.25	$-	$-	$-	$-

Natural Gas Collars: (d)
	Volume (MMBtu)	-	-	-	21,900,000	-	-	-
	Price (MMBtu)	$-	$-	$-	$3.85 - 4.40	$-	$-	$-

Natural Gas Basis Swaps: (e)
	Volume (MMBtu)	6,440,000	6,440,000	12,880,000	-	-	-	-
	Price (MMBtu)	$(0.15)	$(0.15)	$(0.15)	$-	$-	$-	$-

(a)	The index prices for the oil contracts are based on the NYMEX – West Texas Intermediate (“WTI”) monthly average futures price.
(b)	The basis differential price is between Midland – WTI and Cushing – WTI.
(c)	The index prices for the natural gas price swaps are based on the NYMEX – Henry Hub last trading day futures price.
(d)	The index prices for the natural gas collars are based on the El Paso Permian delivery point.
(e)	The basis differential price is between the El Paso Permian delivery point and NYMEX-Henry Hub delivery point.

CONTACT:
Concho Resources Inc.
Price Moncrief, 432-683-7443
Vice President of Capital Markets and Strategy